Exhibit 99.1

Cabot Corporation Reports Third Quarter Fiscal 2016 Results

GAAP Diluted EPS of $0.88 and Adjusted EPS of $0.93

BOSTON--(BUSINESS WIRE)--July 27, 2016--Cabot Corporation (NYSE: CBT) today announced results for its third quarter of fiscal year 2016.

Key Highlights

  Stronger volumes drove significant improvement in operating results both year-over-year and sequentially
  Fifth consecutive quarter of record EBIT for the Performance Chemicals segment
  Specialty Fluids segment delivered a higher level of profitability from projects in the North Sea and Asia
  Strong cash flow generation with cash flows from operating activities in excess of $100 million for the quarter

(In millions, except per share amounts)	Fiscal 2016		Fiscal 2015
	Third	First	Third	First
	Quarter	9 Months	Quarter	9 Months

Net sales	$621	$1,792	$694	$2,200
Net income attributable to Cabot Corporation	$56	$97	$(445)	$(374)

Net earnings per share attributable to Cabot Corporation	$0.88	$1.53	$(7.04)	$(5.88)
Less: Discontinued operations	$-	$-	$0.01	$0.01
Less: Certain items per share	$(0.05)	$(0.61)	$(7.69)	$(7.86)
Adjusted EPS	$0.93	$2.14	$0.64	$1.97

Commenting on the results, Cabot President and CEO Sean Keohane, said, “I am pleased to see the substantial improvement in operating results both on a year-over-year and sequential basis. As we expected, volumes improved sequentially across our segments and we continued to realize the benefit from our cost savings initiatives. Our Performance Chemicals segment continued to deliver exceptional results from strong volumes and margins. The improvement in our Specialty Fluids segment was in part a result of our sustained efforts to expand our business outside the North Sea. The success this quarter validates the value proposition of this unique material, even in a low oil price environment. ” Keohane continued, “In addition, we delivered another strong quarter of cash generation with cash flows from operations in excess of $100 million.”

Financial Detail
For the third quarter of fiscal 2016, net income attributable to Cabot Corporation was $56 million ($0.88 per diluted common share). Net income includes a per share charge of $0.05 from certain items, principally reflecting charges associated with restructuring activities and executive transition costs. Adjusted EPS for the third quarter of fiscal 2016 was $0.93 per share.

Segment Results
Reinforcement Materials -- Third quarter fiscal 2016 EBIT in Reinforcement Materials increased by $3 million compared to the third quarter of fiscal 2015 principally driven by lower fixed costs as a result of cost savings initiatives. Volumes declined by 2% during the third quarter of fiscal 2016 as compared to the third quarter of fiscal 2015 as a result of lower volumes in Asia due to a challenging macro-economic environment and the closure of our Merak, Indonesia manufacturing plant. Sequentially, Reinforcement Materials EBIT increased by $1 million compared to the second quarter of fiscal 2016 driven by higher volumes partially offset by a less favorable price and product mix. Sequentially, volumes increased by 6% due to higher volumes in the Americas from the full impact of calendar year contracts and from seasonally higher volumes in Asia.

Global and regional volume changes for the rubber blacks product line for the third quarter of fiscal 2016 as compared to the same quarter of the prior year and the second quarter of fiscal 2016 are included in the table below:

	Third Quarter Year over Year Change	Third Quarter Sequential Change
Global	(2%)	6%
Asia	(8%)	7%
Europe, Middle East, Africa	2%	(2%)
Americas	6%	9%

Performance Chemicals -- Third quarter fiscal 2016 EBIT in Performance Chemicals increased by $11 million compared to the third quarter of fiscal 2015 due to improved margins from a stronger product mix and lower raw material costs, and higher volumes. Volumes increased by 3% in the Specialty Carbons and Formulations business and 9% in the Metal Oxides business. Sequentially, Performance Chemicals EBIT increased by $1 million compared to the second quarter of fiscal 2016, primarily due to higher volumes, with a 7% increase in Specialty Carbons and Formulations and a 10% increase in Metal Oxides. The higher volumes were partially offset by a less favorable product mix.

Purification Solutions -- Third quarter fiscal 2016 EBIT in Purification Solutions decreased by $3 million compared to the third quarter of fiscal 2015 primarily due to an unfavorable impact from reducing inventory levels as compared to the prior year. This was partially offset by higher volumes driven by MATS-related demand and lower fixed costs. Sequentially, Purification Solutions EBIT increased by $2 million compared to the second quarter of fiscal 2016 driven by higher volumes from MATS-related demand. The increase in volumes was partially offset by an unfavorable impact from reducing inventory levels as compared to the prior quarter and a less favorable price and product mix.

Specialty Fluids – Third quarter fiscal 2016 EBIT in Specialty Fluids increased by $7 million compared to the third quarter of fiscal 2015 and increased by $12 million compared to the second quarter of fiscal 2016. The increase in both comparative periods was due to a higher level of project activity in both the North Sea and Asia.

Cash Performance -- The Company ended the third quarter of fiscal 2016 with a cash balance of $222 million. During the third quarter of fiscal 2016, cash flows from operating activities were $107 million, including an increase in net working capital of $21 million. Capital expenditures for the third quarter of fiscal 2016 were $28 million, including $21 million for sustaining and compliance capital expenditures. Additional uses of cash during the third quarter included $19 million for dividends and $8 million for share repurchases.

Taxes -- During the third quarter of fiscal 2016, the Company recorded a tax provision of $15 million for an effective tax rate of 21%. This included a tax benefit from certain items of $2 million. Excluding the impact of certain items on both operating income and the tax provision, the year-to-date operating tax rate on continuing operations for fiscal 2016 was 24%.

Outlook
Commenting on the outlook for the Company, Keohane said, “With the third quarter operating results in line with our expectations, we are on track to deliver results in the low to mid-point of the range we communicated last quarter. Looking sequentially, while the Performance Chemicals and Specialty Fluids segments are expected to moderate, we anticipate a strengthening of results from our Reinforcement Materials and Purification Solutions segments.” Keohane continued, “We are driving our Advancing the Core strategy focused on profit growth and cash generation. In addition, we are maintaining discipline around our capital allocation framework, which includes returning cash to shareholders as demonstrated this quarter with the increase in our dividend and ongoing share repurchases.”

Earnings Call
The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Thursday, July 28, 2016. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

Forward-Looking Statements -- This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our expectations for adjusted earnings per share for fiscal 2016, actions that will drive earnings growth, demand for our products, and expectations for cost reductions and cash generation are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in the forward-looking statement. Important factors that could cause our results to differ materially from those expressed in the forward-looking statements include, but are not limited to economic, competitive, legal, governmental, and technological factors. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures
To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, and our operating tax rate, both of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, generally accepted accounting principles in the United States. A reconciliation of Adjusted EPS to diluted income (loss) per share (EPS) from continuing operations, the most directly comparable GAAP financial measure, and a reconciliation of operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, are provided in the table titled “Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate”.

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) per share from continuing operations items of expense and income that management does not consider representative of the Company’s on-going business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring, and not indicative of ongoing operations. We refer to these items as “certain items”. Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The calculations of Adjusted EPS for the periods presented in this release exclude the impact of the following items that are included in our GAAP diluted net income (loss) per share:

  Global restructuring activities include costs or benefits associated with cost reduction initiatives or plant closures and are primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Foreign currency loss on devaluation represents the impact of controlled currency devaluations on the Company’s net monetary assets denominated in that currency. Most recently this has applied to currency exchange rate changes in Argentina and Venezuela.
  Legal and environmental reserves and matters consist of costs or benefits for matters typically related to former businesses or that are otherwise incurred outside of the ordinary course of business.
  Executive transition costs include incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Asset impairment charges primarily include charges associated with an impairment of goodwill or other long-lived assets.
  Acquisition and integration-related charges include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Employee benefit plan settlement charges consist of the costs associated with transferring the obligations and assets held by one of the Company’s defined benefit plans to a multi-employer plan.

In the third quarter of fiscal 2016, the Company indicated that it expects to achieve Adjusted EPS for fiscal 2016 in the range of $3.05-$3.25 per share. For the certain items that are currently known, we anticipate charges in the fourth quarter of fiscal 2016 to include $0.04 per share, reflecting charges that will be associated with restructuring activities and executive transition costs. We do not provide guidance for GAAP-Reported EPS on a forward-looking basis or a reconciliation for forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the ultimate amount or nature of all items that will be included as certain items in the fourth quarter. These items are uncertain, depend on many factors and could have a material impact on our GAAP reported results for the guidance period.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2016	2015	2016	2015

Net sales and other operating revenues	$621	$694	$1,792	$2,200
Cost of sales	461	544	1,383	1,754
Gross profit	160	150	409	446

Selling and administrative expenses	64	67	197	216
Research and technical expenses	13	15	40	44
Purification Solutions long-lived assets impairment charge	-	209	-	209
Purification Solutions goodwill impairment charge	-	353	-	353
Income (loss) from operations	83	(494)	172	(376)

Other (expense) income
Interest and dividend income	1	1	4	3
Interest expense	(13)	(13)	(40)	(40)
Other income (expense)	3	(3)	(8)	(6)
Total other expense	(9)	(15)	(44)	(43)

Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	74	(509)	128	(419)
(Provision) benefit for income taxes (A)	(15)	64	(21)	47
Equity in earnings of affiliated companies, net of tax	1	1	2	4
Income (loss) from continuing operations	60	(444)	109	(368)
Income from discontinued operations, net of tax (B)	-	1	-	1
Net income (loss)	60	(443)	109	(367)
Net income attributable to noncontrolling interests	4	2	12	7
Net income (loss) attributable to Cabot Corporation	$56	$(445)	$97	$(374)

Diluted earnings per share of common stock
attributable to Cabot Corporation
Continuing operations	$0.88	$(7.05)	$1.53	$(5.89)
Discontinued operations (B)	-	0.01	-	0.01
Net income (loss) attributable to Cabot Corporation	$0.88	$(7.04)	$1.53	$(5.88)
Weighted average common shares outstanding
Diluted (C)	62.9	63.3	62.9	63.7

(A) Included within the provision for income taxes is a tax benefit for the three and nine months ended June 30, 2015 in the amount of $80 million associated with the long-lived asset impairment charge that was recorded in the third quarter of fiscal 2015.

(B) Amounts relate primarily to the divestiture of the Security Materials business.

(C) The weighted average common shares outstanding for both the three and nine months ended June 30, 2015 excludes approximately 0.5 million shares as those shares would be antidilutive due to the Company’s net loss position.

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2016	2015	2016	2015

Sales
Reinforcement Materials	$270	$351	$819	$1,169
Performance Chemicals	228	234	651	700
Specialty Carbons and Formulations	152	159	437	478
Metal Oxides	76	75	214	222
Purification Solutions	77	72	210	219
Specialty Fluids	19	12	32	36
Segment sales	594	669	1,712	2,124
Unallocated and other (A)	27	25	80	76
Net sales and other operating revenues	$621	$694	$1,792	$2,200
Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$35	$32	$95	$112
Performance Chemicals	59	48	167	129
Purification Solutions	-	3	(7)	3
Specialty Fluids	10	3	8	8
Total Segment Earnings Before Interest and Taxes	104	86	263	252

Unallocated and Other
Interest expense	(13)	(13)	(40)	(40)
Certain items (C)	(6)	(567)	(63)	(599)
Unallocated corporate costs	(11)	(12)	(36)	(35)
General unallocated income (expense) (D)	1	(2)	6	7
Less: Equity in earnings of affiliated companies	(1)	(1)	(2)	(4)
Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	74	(509)	128	(419)
(Provision) benefit for income taxes (including tax certain items)	(15)	64	(21)	47
Equity in earnings of affiliated companies	1	1	2	4
Income (loss) from continuing operations	60	(444)	109	(368)
Income from discontinued operations, net of tax (E)	-	1	-	1
Net income (loss)	60	(443)	109	(367)
Net income attributable to noncontrolling interests	4	2	12	7
Net income (loss) attributable to Cabot Corporation	$56	$(445)	$97	$(374)

Diluted earnings per share of common stock
attributable to Cabot Corporation
Continuing operations	$0.88	$(7.05)	$1.53	$(5.89)
Discontinued operations (E)	-	0.01	-	0.01
Net income attributable to Cabot Corporation	$0.88	$(7.04)	$1.53	$(5.88)
Adjusted earnings per share
Adjusted EPS (F)	$0.93	$0.64	$2.14	$1.97
Weighted average common shares outstanding
Diluted (G)	62.9	63.3	62.9	63.7

(A) Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(B) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C) Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D) General unallocated income includes foreign currency transaction gains (losses), interest income, dividend income, the profit related to the corporate adjustment for unearned revenue, and the impact of LIFO accounting.

(E) Amounts relate primarily to the previously divested Security Materials business.

(F) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(G) The weighted average common shares outstanding for both the three and nine months ended June 30, 2015 excludes approximately 0.5 million shares as those shares would be antidilutive due to the Company’s net loss position.

CABOT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	June 30,	September 30,
	2016	2015
Dollars in millions	(unaudited)	(audited)

Current assets:

Cash and cash equivalents	$222	$77
Accounts and notes receivable, net of reserve for doubtful accounts of $8 and $7	434	477
Inventories:
Raw materials	67	69
Work in process	3	1
Finished goods	223	287
Other	37	40
Total inventories	330	397
Prepaid expenses and other current assets	44	54
Deferred income taxes	49	43
Total current assets	1,079	1,048

Property, plant and equipment, net	1,297	1,383

Goodwill	152	154
Equity affiliates	55	57
Intangible assets, net	142	153
Assets held for rent	95	86
Deferred income taxes	172	152
Other assets	41	42

Total assets	$3,033	$3,075

CABOT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	June 30,	September 30,
	2016	2015
Dollars in millions, except share and per share amounts	(unaudited)	(audited)

Current liabilities:

Notes payable	$7	$22
Accounts payable and accrued liabilities	332	389
Income taxes payable	20	28
Deferred income taxes	1	1
Current portion of long-term debt	301	1
Total current liabilities	661	441

Long-term debt	669	970
Deferred income taxes	67	59
Other liabilities	226	240
Redeemable preferred stock	27	27

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	-	-
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 62,530,702 and 62,704,966 shares
Outstanding: 62,288,963 and 62,458,396 shares	63	63
Less cost of 241,739 and 246,570 shares of common treasury stock	(8)	(8)
Additional paid-in capital	-	-
Retained earnings	1,523	1,478
Accumulated other comprehensive income	(290)	(299)
Total Cabot Corporation stockholders' equity	1,288	1,234
Noncontrolling interests	95	104
Total stockholders' equity	1,383	1,338
Total liabilities and stockholders' equity	$3,033	$3,075

CABOT CORPORATION

	Fiscal 2015					Fiscal 2016
Dollars in millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Reinforcement Materials	$460	$358	$351	$338	$1,507	$288	$261	$270	-	$819
Performance Chemicals	229	237	234	227	927	207	216	228	-	651
Specialty Carbons and Formulations	157	162	159	152	630	140	145	152	-	437
Metal Oxides	72	75	75	75	297	67	71	76	-	214
Purification Solutions	76	71	72	77	296	66	67	77	-	210
Specialty Fluids	16	8	12	6	42	7	6	19	-	32
Segment Sales	781	674	669	648	2,772	568	550	594	-	1,712
Unallocated and other (A)	31	20	25	23	99	35	18	27	-	80
Net sales and other operating revenues	$812	$694	$694	$671	$2,871	$603	$568	$621	$-	$1,792

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$53	$27	$32	$31	$143	$26	$34	$35	-	$95
Performance Chemicals	39	42	48	49	178	50	58	59	-	167
Purification Solutions	(1)	1	3	2	5	(5)	(2)	-	-	(7)
Specialty Fluids	6	(1)	3	(2)	6	-	(2)	10	-	8
Total Segment Earnings Before Interest and Taxes	97	69	86	80	332	71	88	104	-	263

Unallocated and Other
Interest expense	(13)	(14)	(13)	(13)	(53)	(13)	(14)	(13)	-	(40)
Certain items (C)	(26)	(6)	(567)	(18)	(617)	(58)	1	(6)	-	(63)
Unallocated corporate costs	(12)	(11)	(12)	(11)	(46)	(13)	(12)	(11)	-	(36)
General unallocated income (expense) (D)	6	3	(2)	4	11	5	-	1	-	6
Less: Equity in earnings of affiliated companies	(1)	(2)	(1)	-	(4)	-	(1)	(1)	-	(2)
Income (loss) from continuing operations before income taxes and
equity in earnings (loss) of affiliated companies	51	39	(509)	42	(377)	(8)	62	74	-	128
(Provision) benefit for income taxes (including tax certain items)	(3)	(14)	64	(2)	45	5	(11)	(15)	-	(21)
Equity in earnings of affiliated companies	1	2	1	-	4	-	1	1	-	2
Income (loss) from continuing operations	49	27	(444)	40	(328)	(3)	52	60	-	109
Income from discontinued operations, net of tax (E)	-	-	1	1	2	-	-	-	-	-
Net income (loss)	49	27	(443)	41	(326)	(3)	52	60	-	109
Net income attributable to noncontrolling interests	4	1	2	1	8	4	4	4	-	12
Net income (loss) attributable to Cabot Corporation	$45	$26	$(445)	$40	$(334)	$(7)	$48	$56	$-	$97
Diluted earnings per share of common stock
attributable to Cabot Corporation

Continuing operations	$0.69	$0.41	$(7.05)	$0.62	$(5.29)	$(0.11)	$0.76	$0.88	$-	$1.53
Discontinued operations (E)	-	-	0.01	0.01	0.02	-	-	-	-	-
Net income (loss) attributable to Cabot Corporation (F)	$0.69	$0.41	$(7.04)	$0.63	$(5.27)	$(0.11)	$0.76	$0.88	$-	$1.53
Adjusted earnings per share
Adjusted EPS (G)	$0.80	$0.53	$0.64	$0.74	$2.71	$0.51	$0.70	$0.93	$-	$2.14
Weighted average common shares outstanding
Diluted (F)	64.6	64.1	63.3	63.1	63.4	62.5	62.8	62.9	-	62.9

(A) Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(B) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C) Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, the profit related to the corporate adjustment for unearned revenue, and the impact of LIFO accounting.

(E) Amounts relate primarily to the previously divested Supermetals and Security Materials businesses.

(F) The weighted average common shares outstanding used to calculate earnings per share for the three months ended June 30, 2015, the twelve months ended September 30, 2015, and the three months ended December 31, 2015 exclude approximately 0.5 million, 1 million, and 1 million shares, respectively, as those shares would be antidilutive due to the Company’s net loss position.

(G) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended June 30	Three Months		Nine Months
Dollars in millions	2016	2015	2016	2015

Cash Flows from Operating Activities:
Net income (loss)	$60	$(443)	$109	$(367)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	40	48	122	140
Other non-cash charges, net	(4)	492	24	507
Changes in assets and liabilities:
Changes in certain working capital items (A)	(21)	(12)	47	29
Changes in other assets and liabilities, net	29	(15)	(15)	(41)
Cash dividends received from equity affiliates	3	3	8	10
Cash provided by operating activities	107	73	295	278

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(28)	(33)	(80)	(103)
Other investing activities, net	(1)	(1)	10	(8)
Cash used in investing activities	(29)	(34)	(70)	(111)

Cash Flows from Financing Activities:
Change in debt, net	-	(7)	(15)	51
Cash dividends paid to common stockholders	(19)	(14)	(47)	(42)
Other financing activities, net	(17)	(28)	(35)	(95)
Cash used in financing activities	(36)	(49)	(97)	(86)
Effect of exchange rates on cash	2	-	17	(64)
Increase (decrease) in cash and cash equivalents	44	(10)	145	17
Cash and cash equivalents at beginning of period	178	94	77	67
Cash and cash equivalents at end of period	$222	$84	$222	$84

(A) Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	Dollars in Millions
	2016	2015	2016	2015
	$	$	$	$

Certain items before and after income taxes

Impairment of goodwill and long-lived assets	$ ―	$(563)	$ ―	$(563)
Global restructuring activities	$(2)	$(2)	$(45)	$(14)
Acquisition and integration-related charges	—	—	—	(2)
Employee benefit plan settlement	—	—	—	(18)
Foreign currency loss on devaluation	—	(2)	(11)	(2)
Legal and environmental matters and reserves	(1)	—	(4)	—
Executive transition costs	(3)	—	(3)	—
Total certain items, pre-tax	(6)	(567)	(63)	(599)

Tax impact of certain items (A)	3	81	22	90
Certain items after tax	(3)	(486)	(41)	(509)
Certain items after tax per share impact	$(0.04)	$(7.63)	$(0.64)	$(7.94)

Tax-related certain items

Discrete tax items	(1)	(1)	2	7

Total tax-related certain items	(1)	(1)	2	7
Total tax-related certain items per share impact	$(0.01)	$(0.02)	$0.03	$0.11
Total certain items after tax	$(4)	$(487)	$(39)	$(502)
Total certain items after tax per share impact	$(0.05)	$(7.65)	$(0.61)	$(7.83)

Discontinued operations after income taxes (C)	$ ―	$1	$ ―	$1
Total discontinued operations after tax	$ ―	$1	$ ―	$1
Discontinued operations after tax per share impact	$ ―	$0.01	$ ―	$0.01

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended June 30	Three Months		Nine Months
Dollars in millions, Pre-Tax (unaudited)	2016	2015	2016	2015

Statement of Operations Line Item (D)

Cost of sales	$(2)	$(1)	$(36)	$(21)
Selling and administrative expenses	(4)	(1)	(11)	(13)
Research and technical expenses	—	—	(5)	—
Other expense	—	(565)	(11)	(565)
Total certain items, pre-tax	$(6)	$(567)	$(63)	$(599)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2016	2015	2016	2015

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$(15)	$64	$(21)	$47
Less: Tax impact of certain items	3	81	22	90
Less: Tax-related certain items	(1)	(1)	2	7
(Provision) benefit for income taxes, excluding certain items	$(17)	$(16)	$(45)	$(50)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2016	2015	2016	2015

Reconciliation of the effective tax rate to the operating tax rate

(Provision) benefit for income taxes	$(15)	$64	$(21)	$47
Effective tax rate	21%	13%	17%	11%

Impact of discrete tax items: (B)
Unusual or infrequent items	-%	-%	1%	(1%)
Items related to uncertain tax positions	-%	-%	1%	(2%)
Other discrete tax items	1%	-%	-%	1%
Impact of certain items	2%	14%	5%	18%
Operating tax rate	24%	27%	24%	27%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FISCAL 2016 and FISCAL 2015
NON-GAAP MEASURE:
Periods ended (unaudited)	Fiscal 2016(E)

	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2016 YTD
Reconciliation of Adjusted EPS to GAAP EPS
Net loss per share attributable to Cabot Corporation	$(0.11)	$0.76	$0.88	$ ―	$1.53
Less: Certain items after tax per share	(0.62)	0.06	(0.05)	—	(0.61)
Adjusted earnings per share	$0.51	$0.70	$0.93	$ ―	$2.14

Periods ended (unaudited)	Fiscal 2015(E)

	Dec. Q	Mar. Q	Jun. Q	Sept. Q	FY 2015 YTD
Reconciliation of Adjusted EPS to GAAP EPS
Net (loss) income per share attributable to Cabot Corporation	$0.69	$0.41	$(7.04)	$ 0.63	$(5.27)
Less: Net income per share from discontinued operations(C)	—	—	0.01	0.01	0.02
Net income per share from continuing operations	$0.69	$0.41	$(7.05)	$ 0.62	$(5.29)
Less: Certain items after tax per share	(0.11)	(0.12)	(7.65)	(0.12)	(7.98)
Less: Dilutive impact of shares (F)	—	—	(0.04)	—	(0.02)
Adjusted earnings per share	$0.80	$0.53	$0.64	$ 0.74	$2.71

(A) The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B) The nature of the discrete tax items for the periods ended June 30, 2016 and 2015 were as follows: Three months ended June 30, 2016: (i) Unusual or infrequent items included the tax impact of excludible foreign exchange gains/(losses) in certain jurisdictions. (ii) Items related to uncertain tax positions included tax benefits from items such as uncertain tax positions accrual reversals due to the expiration of statutes of limitations offset by a charge for the accrual of interest on uncertain tax positions. (iii) Other discrete tax items included tax charges for items such as charges for various return to provision true ups related to tax return filings and changes in tax laws. Nine months ended June 30, 2016: (i) Unusual or infrequent items included tax benefits from items such as extraordinary dividends from subsidiaries, the renewal of U.S. Research and Experimental credit, and other non-routine items. (ii) Items related to uncertain tax positions included tax benefits from items such as uncertain tax positions accrual reversals due to the expiration of statutes of limitations and settlement of tax audits, partially offset by a charge for the accrual of interest on uncertain tax positions. (iii) Other discrete tax items included tax charges for items such as charges for various return to provisions true ups related to tax return filings and changes in tax laws. Three months ended June 30, 2015: (i) Unusual or infrequent items included tax expense from the refinement of the tax benefit from the renewal of U.S. Research and Experimental credit. (ii) Items related to uncertain tax positions included tax benefits from items such as uncertain tax positions accrual reversals due to the expiration of statutes of limitations offset by a charge for the accrual of interest on uncertain tax positions. (iii) Other discrete tax items included tax charges for items such as charges for various return to provision true ups related to tax return filings and changes in tax laws. Nine months ended June 30, 2015: (i) Unusual or infrequent items included tax benefit from items such as the renewal of U.S. Research and Experimental credit and net tax benefit from other non-routine items. (ii) Items related to uncertain tax positions included tax benefits from items such as uncertain tax positions accrual reversals due to the expiration of statutes of limitations and settlement of tax audits, partially offset by a charge for the accrual of interest on uncertain tax positions. (iii) Other discrete tax items included tax benefits for items such as charges for various return to provision true ups related to tax return filings and changes in tax laws.

(C) Amounts relate primarily to the previously divested Supermetals and Security Materials businesses.

(D) This table indicates the line items where certain items are recorded in the table titled Cabot Corporation Consolidated Statements of Operations.

(E) Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

(F) Due to the Company’s Net Loss position, GAAP EPS has been calculated using basic weighted average shares for both basic and diluted GAAP EPS. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. The net loss in Q3 2015 and FY15 year-to-date is driven by a Certain Item, so the Company believes this approach provides the most comparable presentation possible.